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                                                                    EXHIBIT 99.1

                      Press Release issued April 2, 2001

For Information Contact
-----------------------
At Greater Bay Bancorp:                     At Financial Relations Board:
David L. Kalkbrenner, President             Christina Carrabino (general
 & CEO                                       information)
(650) 614-5767                              James Hoyne (analyst contact)
Steven C. Smith, EVP, CAO & CFO             Dawn Swidorski (financial media)
(650) 813-8222                              (415) 986-1591

     FOR IMMEDIATE RELEASE

                   GREATER BAY BANCORP COMPLETES ACQUISITION
                       OF CAPCO FINANCIAL COMPANY, INC.

PALO ALTO, CA, April 2, 2001 -- Greater Bay Bancorp (Nasdaq:GBBK), a $5.1 billion in assets financial services holding company, announced that it has completed the acquisition of CAPCO Financial Company, Inc., a factoring and asset-based lending company headquartered in Bellevue, Washington. Greater Bay Bancorp purchased the company for $8.5 million in cash and stock, representing approximately 3.7 times EBITDA.

Greater Bay Bancorp anticipates the transaction to be approximately 1% accretive in the first year of combined operations and approximately 2% accretive in the second year of combined operations, after goodwill amortization and excluding one-time nonrecurring transaction-related expenses. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the acquisition.

CAPCO, with approximately $28 million in commitments and $2.8 million in equity, provides accounts receivable financing to small businesses located in the Pacific Northwest. CAPCO's services include lines of credit secured by accounts receivable and accounts receivable factoring. Thomas Nesbit, Chief Executive Officer, and Steven Shaughnessey, President, will continue to lead CAPCO's operations as part of Greater Bay Bancorp.

David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, commented, "We are very pleased to welcome CAPCO to the Greater Bay Bancorp family, as it will provide us with an important presence in the Pacific Northwest and an opportunity to expand our asset-based lending capabilities."

Mr. Nesbit added, "The CAPCO team is excited about the opportunities for growth and expanded client services now that we are part of the Greater Bay Bancorp Super Community Banking family."

Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of
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Commerce, along with its operating divisions, serves clients throughout Silicon
Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region.

Safe Harbor

Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's current expectations regarding future operating results, growth in loans, deposits and assets, continued success of its Super Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net interest spread, and the quality of the Company's earning assets; (2) any difficulties that may be encountered in integrating recently acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company's warrant positions; and (5) the other risks set forth in the Company`s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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